Exhibit 99.1

Deckers Brands Reports Fourth Quarter and Fiscal 2016 Financial Results

  Fourth Quarter Sales Increased 11.2% to a Record $378.6 Million
  Fourth Quarter GAAP Loss per Share was $(0.73); Fourth Quarter Non-GAAP Earnings Per Share was $0.11
  Fourth Quarter Direct-to-Consumer Comparable Sales Increased 2.6%
  Company Announces CEO Transition

GOLETA, Calif.--(BUSINESS WIRE)--May 26, 2016--Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the fourth fiscal quarter and fiscal year ended March 31, 2016.

Throughout this release, references to Non-GAAP financial measures exclude certain restructuring and other charges. Additional information regarding these Non-GAAP financial measures is set forth under the heading "Non-GAAP Financial Measures" below.

“Our stronger than expected fourth quarter Non-GAAP operating results are very encouraging given the current market environment,” commented Angel Martinez, Chief Executive Officer and Chair of the Board of Directors. “Looking back on the year, our performance was challenged by record warm weather across the globe and store traffic declines across retail. While these issues have created lingering headwinds for the industry, I am confident that Deckers is well positioned to increase long-term shareholder value with the new leadership team in place, our robust Omni-Channel capabilities and strong brand portfolio.”

Fourth Quarter Fiscal 2016 Financial Review

  Net sales increased 11.2% to a record $378.6 million compared to $340.6 million for the same period last year. On a constant currency basis, net sales increased 12.4%.
  Gross margin was 40.9% compared to 44.7% for the same period last year. Non-GAAP gross margin was 42.3%. The year over year decline was due to a higher proportion of closeouts, promotions and foreign exchange headwinds from the strengthening U.S. dollar.
  SG&A expenses as a percentage of sales were 48.3% compared to 44.5% for the same period last year. Non-GAAP SG&A expenses as a percentage of sales were 40.8%.
  Operating income/(loss) was $(27.9) million compared to $0.7 million for the same period last year. Non-GAAP operating income was $5.7 million.
  Diluted earnings/(loss) per share was $(0.73) compared to $0.04 for the same period last year. Non-GAAP diluted earnings per share was $0.11.

Full Year Fiscal 2016 Financial Review

  Net sales increased 3.2% to a record $1.875 billion compared to $1.817 billion last year. On a constant currency basis, net sales increased 5.9%.
  Gross margin was 45.2% compared to 48.3% last year. Non-GAAP gross margin was 45.4%. The year over year change in gross margin was due to increased promotions and higher closeout sales as well as foreign exchange headwinds from the strengthening of the U.S. dollar, partially offset by lower input costs.
  SG&A expenses as a percentage of sales were 36.5% compared to 36.0% last year. Non-GAAP SG&A expenses as a percentage of sales were 35.0%.
  Operating income was $162.1 million compared to $224.4 million last year. Non-GAAP operating income was $195.7 million.
  Diluted earnings per share was $3.70 compared to diluted earnings per share of $4.66 last year. Non-GAAP diluted earnings per share was $4.50.

The difference between the GAAP and Non-GAAP results for the fourth quarter and full year were due to the Company incurring restructuring charges of $24.7 million related to retail store closures, office consolidations and software impairments, and other charges of $8.9 million from inventory write-downs, asset impairment charges and compensation related expenses.

Brand Summary

  UGG® brand net sales for the fourth quarter increased 13.3% to $245.6 million compared to $216.8 million for the same period last year. On a constant currency basis, sales increased approximately 15.2%. The increase in sales was driven by an increase in global wholesale sales and DTC sales. For fiscal 2016, UGG brand sales increased 2.1% to $1.524 billion. On a constant currency basis, sales increased 5.0%.
  Teva® brand net sales for the fourth quarter increased 11.3% to $59.1 million compared to $53.1 million for the same period last year on both a reported and constant currency basis. The increase in sales was driven by an increase in global wholesale sales. For fiscal 2016, Teva brand sales increased 5.0% to $133.0 million. On a constant currency basis, sales increased 7.0%.
  Sanuk® brand net sales for the fourth quarter decreased (1.9)% to $38.5 million compared to $39.2 million for the same period last year on both a reported and constant currency basis. The decrease in sales was driven by a decrease in domestic wholesale sales. For fiscal 2016, Sanuk brand sales decreased (7.4)% to $106.2 million on both a reported and constant currency basis.
  Combined net sales of the Company’s other brands for the fourth quarter increased 12.4% to $35.4 million compared to $31.5 million for the same period last year. On a constant currency basis, sales increased approximately 13.0%. The increase was primarily attributable to an $8.6 million, or 43.3%, increase in sales for the HOKA ONE ONE® brand compared to the same period last year. For fiscal 2016, combined sales of the Company’s other brands increased 35.4% to $111.6 million. On a constant currency basis, sales increased 36.9%.

Channel Summary (included in the brand sales numbers above)

  Wholesale and distributor net sales for the fourth quarter increased 13.4% to $232.7 million compared to $205.1 million for the same period last year. On a constant currency basis, sales increased 14.2%. The increase in sales was driven by an increase in global wholesale sales. For fiscal 2016, wholesale and distributor sales increased 2.6% to $1.231 billion. On a constant currency basis, sales increased 5.2%.
  Direct-to-Consumer (DTC) net sales for the fourth quarter increased 7.7% to $145.9 million compared to $135.5 million for the same period last year. On a constant currency basis, sales increased 9.7%. DTC comparable sales for the fourth quarter increased 2.6% over the same period last year. For fiscal 2016, DTC sales increased 4.4% to $644.3 million and DTC comparable sales decreased (1.0)% primarily driven by a decrease in tourist traffic in the U.S. as a result of the strengthening U.S. dollar. On a constant currency basis, DTC sales increased 7.4%.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic net sales for the fourth quarter increased 10.4% to $240.4 million compared to $217.7 million for the same period last year. For fiscal 2016, domestic sales increased 4.7% to $1.220 billion.
  International net sales for the fourth quarter increased 12.4% to $138.2 million compared to $122.9 million for the same period last year. On a constant currency basis, sales increased 15.8%. For fiscal 2016, international sales increased 0.6% to $655.5 million. On a constant currency basis, sales increased 8.2%.

Stock Repurchase Program

During the fourth quarter the Company repurchased approximately 441,000 shares of its common stock for a total of $25.0 million. For the full fiscal year, the Company repurchased approximately 1.42 million shares for a total of $94.2 million. As of March 31, 2016, the Company had $77.9 million authorized repurchase funds remaining under its $200.0 million stock repurchase program announced in January 2015.

Balance Sheet

At March 31, 2016, cash and cash equivalents were $246.0 million compared to $225.1 million at March 31, 2015. The Company had $67.5 million in outstanding borrowings under its credit facility at March 31, 2016 compared to $5.4 million at March 31, 2015.

Company-wide inventories at March 31, 2016 increased 25.5% to $299.9 million from $238.9 million at March 31, 2015. By brand, UGG inventory increased 31.0% to $218.1 million at March 31, 2016, Teva inventory increased 21.4% to $33.2 million at March 31, 2016, Sanuk inventory decreased (5.5)% to $24.3 million at March 31, 2016, and the other brand inventory increased 25.4% to $24.3 million at March 31, 2016. The elevated levels of inventory were in-line with expectations given the unseasonably warm weather experienced in the third quarter of fiscal 2016.

Full Year Fiscal 2017 Outlook for the Twelve Month Period Ending March 31, 2017

  The Company expects fiscal 2017 net sales to be in the range of down (3)% to flat.
  Gross margin for fiscal 2017 is expected to be in the range 47.0% to 47.5%.
  SG&A expenses as a percentage of sales are projected to be approximately 37%.
  The Company expects fiscal 2017 diluted earnings per share to be in the range of $4.05 to $4.40. This excludes any pretax charges that may occur from any further restructuring charges, which are expected to be in the range of $10-$15 million in fiscal year 2017.

First Quarter Fiscal 2017 Outlook for the Three Month Period Ending June 30, 2016

  The Company expects first quarter fiscal 2017 net sales to be down (20)% to (25)%. The Company expects a diluted loss per share of approximately $(2.10) to $(2.20) compared to a diluted loss per share of $(1.43) for the same period last year. The decline in net sales in the first quarter is primarily due to the timing of order shipments between quarters.
  As a reminder, a significant amount of our operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter. We expect the majority of our earnings increase in fiscal 2017 to come in the third and fourth quarters.

Executive Leadership Transition

In a separate press release issued today, the Company announced that Dave Powers will succeed Angel Martinez as Chief Executive Officer of Deckers Brands following Mr. Martinez’s retirement, effective May 31, 2016. Mr. Martinez will continue to serve as Chairman of the Company’s board of directors.

Non-GAAP Financial Measures

We present certain Non-GAAP financial measures in this press release, including Non-GAAP gross margin, Non-GAAP SG&A expenses, Non-GAAP operating income and Non-GAAP diluted earnings per share, to provide information that may assist investors in understanding our financial results and assessing our prospects for future performance. We believe these Non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results, such as restructuring charges relating to retail store closures and office consolidations, and other charges relating to inventory write-downs and asset impairments. In particular, we believe that the exclusion of certain costs and charges allows for a more meaningful comparison of our results from period to period. These Non-GAAP measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. These Non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such Non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the financial measures to the most directly comparable GAAP measures has been provided under the heading “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” in the financial statement tables included below.

Conference Call Information

The Company’s conference call to review the results for the fourth quarter 2016 will be broadcast live today, Thursday, May 26, 2016 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the “Investor Information” tab and then clicking on the microphone icon at the top of the page.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance, including our projected net sales, margins, expenses and earnings per share, as well as statements regarding our business transformation plans, product and brand strategies, market opportunities, and restructuring plans. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expect," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, as well as in our other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Comprehensive (Loss) Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Twelve-month period ended
	March 31		March 31
	2016	2015	2016	2015

Net sales	$378,635	$340,637	$1,875,197	$1,817,057
Cost of sales	223,693	188,313	1,028,529	938,949
Gross profit	154,942	152,324	846,668	878,108

Selling, general and administrative expenses	182,820	151,587	684,541	653,689
(Loss) income from operations	(27,878)	737	162,127	224,419

Other expense (income), net	1,055	(214)	5,242	3,280
(Loss) income before income taxes	(28,933)	951	156,885	221,139

Income tax (benefit) expense	(5,227)	(455)	34,620	59,359
Net (loss) income	(23,706)	1,406	122,265	161,780

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on foreign currency hedging	(520)	(309)	461	450
Foreign currency translation adjustment	1,343	(7,728)	(550)	(18,875)
Total other comprehensive (loss) income	823	(8,037)	(89)	(18,425)
Comprehensive (loss) income	$(22,883)	$(6,631)	$122,176	$143,355

Net (loss) income per share:
Basic	$(0.73)	$0.04	$3.76	$4.70
Diluted	$(0.73)	$0.04	$3.70	$4.66

Weighted-average common shares outstanding:
Basic	32,256	33,928	32,556	34,433
Diluted	32,256	34,164	33,039	34,733

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS OUTDOOR CORPORATION - GAAP to Non-GAAP Reconciliation
For the Three Months Ended March 31, 2016
(rounded to the millions, except per share data)
(unaudited)
	Q4 FY16
			Non-GAAP
	GAAP Measures	Restructuring and	Measures (3)
	(As Reported)	Other Charges (1)&(2)	(Excluding Items)
Net sales	$378.6		$378.6
Cost of Sales	223.7	(5.3)	218.4
Gross profit	154.9	5.3	160.2
Gross margin	40.9%		42.3%
SG&A	182.8	(28.3)	154.5
SG&A as % of revenue	48.3%		40.8%
Operating (loss) income	(27.9)	33.6	5.7
Operating margin	-7.4%		1.5%
Other expense	1.1		1.1
EBT	(28.9)		4.6
Taxes	(5.2)		1.0
Net (loss) income	(23.7)		3.6
Net margin	-6.3%		1.0%

Net (loss) income per share	$(0.73)		$0.11
Shares outstanding	32.3		32.7

(1) Amounts as of March 31,2016 reflect charges primarily related to retructuring costs as a result of retail store closures, office consolidations and software impairments. Of the $24.7 million related to restructuring, $1.9 million is related to cost of goods sold, while the remaining $22.8 million is related to SG&A expense.

(2) Other charges of $8.9 million represent inventory write-downs, asset impairment charges and compensation related expenses. Of the $8.9 million, $3.4 million is related to cost of goods sold, while the remaining $5.5 million is related to SG&A expense.

(3) The tax rate applied to the Non-GAAP measures is 22%, which is equivalent of the full year GAAP measure tax rate.

DECKERS OUTDOOR CORPORATION - GAAP to Non-GAAP Reconciliation
For the Twelve Months Ended March 31, 2016
(rounded to the millions, except per share data)
(unaudited)
	Full Year FY16
			Non-GAAP
	GAAP Measures	Restructuring and	Measures (3)
	(As Reported)	Other Charges (1)&(2)	(Excluding Items)
Net sales	$1,875.2		$1,875.2
Cost of Sales	1,028.5	(5.3)	1,023.2
Gross profit	846.7	5.3	852.0
Gross margin	45.2%		45.4%
SG&A	684.5	(28.3)	656.2
SG&A as % of revenue	36.5%		35.0%
Operating (loss) income	162.1	33.6	195.7
Operating margin	8.6%		10.4%
Other expense	5.2		5.2
EBT	156.9		190.5
Taxes	34.6		42.0
Net (loss) income	122.3		148.5
Net margin	6.5%		7.9%

Net (loss) income per share	$3.70		$4.50
Shares outstanding	33.0		33.0

(1) Amounts as of March 31,2016 reflect charges primarily related to retructuring costs as a result of retail store closures, office consolidations and software impairments. Of the $24.7 million related to restructuring, $1.9 million is related to cost of goods sold, while the remaining $22.8 million is related to SG&A expense.

(2) Other charges of $8.9 million represent inventory write-downs, asset impairment charges and compensation related expenses. Of the $8.9 million, $3.4 million is related to cost of goods sold, while the remaining $5.5 million is related to SG&A expense.

(3) The tax rate applied to the Non-GAAP measures is 22%, which is equivalent of the full year GAAP measure tax rate.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	March 31,	March 31,
Assets	2016	2015

Cash and cash equivalents	$245,956	$225,143
Trade accounts receivable, net	160,154	143,105
Inventories	299,911	238,911
Other current assets	79,744	79,434
Total current assets	785,765	686,593

Property and equipment, net	237,246	232,317
Other noncurrent assets	255,057	251,023

Total assets	$1,278,068	$1,169,933

Liabilities and Stockholders' Equity

Short-term borrowings	$67,475	$5,383
Trade accounts payable	100,593	85,714
Other current liabilities	70,430	76,445
Total current liabilities	238,498	167,542

Mortgage payable	32,631	33,154
Other liabilities	39,468	32,225
Total long-term liabilities	72,099	65,379

Total stockholders' equity	967,471	937,012

Total liabilities and stockholders' equity	$1,278,068	$1,169,933

CONTACT:
Investor Contact:
Deckers Brands
Steve Fasching, VP, Strategy & Investor Relations
805-967-7611